VERA BRADLEY ANNOUNCES FISCAL FIRST QUARTER 2017 RESULTS

First quarter net revenues increased 4.0% to $105.2 million

Company posts solid year-over-year net income improvement; first quarter net income totaled $2.4 million, or $0.06 per diluted share

Management reiterates EPS guidance for the fiscal year

FORT WAYNE, Ind., June 1, 2016 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal first quarter ended April 30, 2016.

Summary of Financial Performance

Net revenues totaled $105.2 million for the current year first quarter ended April 30, 2016, compared to $101.1 million in the prior year first quarter ended May 2, 2015, an increase of 4.0%.

For the current year first quarter, the Company posted net income of $2.4 million, or $0.06 per diluted share. For the prior year first quarter, the Company posted a net loss of $4.1 million, or $0.10 per diluted share. Those results included net after-tax charges of $4.2 million comprised of:

•	$2.1 million related to the planned closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an income tax adjustment for an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s net income totaled $0.1 million, or $0.00 per diluted share, in the prior year first quarter.

Comments on the Quarter and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “Our year-over-year improvement in diluted EPS was primarily related to our 220 basis point gross profit expansion, largely driven by sourcing and operational efficiencies and an increased sales penetration of higher-margin made-for-outlet (MFO) products.

“First quarter diluted EPS was at the high end of our guidance, primarily due to diligent expense management and a lower than planned tax rate. We achieved this EPS despite revenues at the low end of our guidance range, a reflection of a more challenging retail environment.”

Wallstrom added, “We are beginning the third year of our multi-year turnaround. Our team is committed to executing our long-term strategic plan, focusing on the core areas of product, distribution, and marketing, and we are encouraged by our progress to return the business to sustainable growth.”

“Our three main objectives for fiscal 2017 are to complete our brand transformation, to drive core growth, and to begin to explore additional licensing and international growth opportunities,” Wallstrom concluded. “Our exciting new brand positioning will be launched in September, and we believe this will lay the foundation for comparable sales growth in the second half of this year as we introduce our fall product assortment; launch our comprehensive fall creative campaign; open our SoHo flagship store; begin to update key full-line stores, incorporating our new logo and modern visual package; and launch our new digital flagship, verabradley.com. We remain energized and excited about the future of Vera Bradley.”

First Quarter Details

Prior year income statement numbers referenced below exclude the previously outlined charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

Current year first quarter net revenues of $105.2 million were at the low end of the Company’s guidance of $105 million to $109 million. Prior year first quarter revenues totaled $101.1 million.

Current year first quarter Direct segment revenues totaled $72.9 million, a 3.6% increase from $70.4 million in the prior year first quarter. Comparable sales (including e-commerce) decreased 6.7% for the quarter (reflecting a 3.8% decline in comparable store sales and an 11.0% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 11 full-line and 7 factory outlet stores during the past 12 months). First quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic. E-commerce sales were also negatively impacted by modestly lower levels of promotional activity.

Indirect segment revenues increased 5.1% to $32.2 million from $30.7 million in the prior year first quarter, primarily due to higher than expected sales to certain non-department store key accounts and to the timing of a product launch in the specialty channel (moving from the second quarter last year to the first quarter this year) which positively impacted current year first quarter revenues, partially offset by lower orders from the Company’s specialty retail accounts.

Gross profit for the quarter totaled $59.7 million, or 56.7% of net revenues, compared to $55.1 million, or 54.5% of net revenues, in the prior year first quarter. The year-over-year 220 basis point gross profit percentage improvement primarily related to sourcing efficiencies (leveraged overhead costs resulting from the closing of the Company’s domestic manufacturing combined with lower product sourcing costs), operational efficiencies, and increased sales penetration of higher-margin MFO products. The gross profit percentage was at the low end of the guidance range of 56.7% to 57.2%, primarily due to modestly increased promotional activity at the Company’s factory stores and higher-than-expected sales to certain lower-margin key accounts.

SG&A expense totaled $56.4 million, or 53.6% of net revenues, in the current year first quarter, compared to $55.1 million, or 54.5% of net revenues, in the prior year first quarter. As expected, SG&A dollars increased over the prior year primarily due to new store expenses. The SG&A expense rate was at the low end of the Company’s guidance of 53.5% to 54.8% due to diligent expense management.

The effective income tax rate was 36.5%, lower than guidance of 45.7%, primarily related to the tax treatment of restricted stock vesting.

Operating income totaled $3.9 million, or 3.7% of net revenues, in the current year first quarter, compared to $0.9 million, or 0.9% of net revenues, in the prior year first quarter. By segment, Direct operating income was $12.1 million, or 16.6% of sales, compared to $11.5 million, or 16.3% of sales (which excluded $3.5 million of the aforementioned charges), in the prior year, and Indirect operating income was $12.6 million, or 39.1% of sales, compared to $11.1 million, or 36.0% of sales (which excluded $1.1 million of the aforementioned charges), in the prior year.

Cash and cash equivalents and short-term investments as of April 30, 2016 totaled $81.8 million compared to $96.6 at the end of last year’s first quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $113.4, slightly below guidance of $114 million to $119 million and compared to $101.8 million at the end of last year’s first quarter. Net capital spending for the quarter totaled $5.6 million.

During the first quarter, the Company repurchased approximately $5.7 million shares of its common stock under its $50 million share repurchase plan (equating to approximately 354,000 shares at an average price of $16.05). This brings the total repurchases under the $50 million plan to approximately $9.8 million (equating to approximately 637,000 shares at an average price of $15.42).

Second Quarter and Fiscal Year 2017 Outlook

For the second quarter of fiscal 2017, the Company expects:

•	Net revenues of $118 million to $123 million compared to prior year second quarter revenues of $120.7 million.

•
A gross profit percentage of 58.0% to 58.5% compared to 55.1% in the prior year second quarter. The planned improvement reflects sourcing efficiencies and increased sales penetration of higher-margin MFO products.

•	SG&A as a percentage of net revenues of 51.3% to 51.8% (which includes approximately $1.0 million of year-over-year incremental severance charges) compared to 47.5% in the prior year second quarter.

•
Diluted earnings per share of $0.13 to $0.15, based on diluted weighted-average shares outstanding of 37.1 million and an effective tax rate of 37.9%. Diluted earnings per share totaled $0.15 in the prior year second quarter.

•	Inventory of $105 million to $110 million at the end of the second quarter, compared to $103.9 million at the end of last year’s second quarter.

Prior year full-year numbers referenced below exclude the aforementioned charges.

For fiscal 2017, the Company expectations are as follows:

•	Net revenues of $510 million to $520 million compared to $502.6 million last year.

•	A gross profit percentage of 57.7% to 58.2% compared to 56.6% last year. The planned improvement reflects sourcing efficiencies and increased sales penetration of higher-margin MFO products.

•
SG&A as a percentage of net revenues of 47.3% to 47.5% compared to 46.6% last year. The planned increase is primarily related to incremental expenses related to new stores, e-commerce, severance, and incentive compensation.

•
Diluted earnings per share of $0.90 to $0.98, based on diluted weighted-average shares outstanding of 36.9 million and an effective tax rate of 38.3%. Diluted earnings per share totaled $0.82 last year.

•	Net capital spending of approximately $20.0 million compared to $26.3 million in the prior year.

Call Information

A conference call to discuss first quarter is scheduled for today, Wednesday, June 1, 2016, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 428-9470, and enter the access code 1933445. A replay will be available shortly after the conclusion of the call and remain available through June 15, 2016. To access the recording, listeners should dial (877) 870-5176, and enter the access code 1933445.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,600 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 30, 2016	January 30, 2016	May 2, 2015
Assets
Current assets:
Cash and cash equivalents	$51,813	$97,681	$96,579
Short-term investments	30,013	—	—
Accounts receivable, net	27,691	31,294	26,241
Inventories	113,412	113,590	101,794
Income taxes receivable	2,766	785	5,731
Prepaid expenses and other current assets	11,947	10,292	9,377
Deferred income taxes	—	—	13,397
Total current assets	237,642	253,642	253,119
Property, plant, and equipment, net	114,904	113,711	112,526
Deferred income taxes	11,142	11,363	—
Other assets	2,057	1,963	627
Total assets	$365,745	$380,679	$366,272
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,378	$24,606	$31,478
Accrued employment costs	10,503	14,937	11,768
Other accrued liabilities	17,155	16,924	15,815
Income taxes payable	—	10,085	—
Total current liabilities	54,036	66,552	59,061
Deferred income taxes	—	—	5,722
Other long-term liabilities	29,445	28,872	27,397
Total liabilities	83,481	95,424	92,180
Shareholders’ equity:
Additional paid-in-capital	85,706	85,436	81,918
Retained earnings	246,427	244,009	212,315
Accumulated other comprehensive loss	(38)	(43)	(5)
Treasury stock	(49,831)	(44,147)	(20,136)
Total shareholders’ equity	282,264	285,255	274,092
Total liabilities and shareholders’ equity	$365,745	$380,679	$366,272

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net revenues	$105,181	$101,104
Cost of sales	45,525	49,410
Gross profit	59,656	51,694
Selling, general, and administrative expenses	56,376	57,612
Other income	577	947
Operating income (loss)	3,857	(4,971)
Interest expense, net	48	77
Income (loss) before income taxes	3,809	(5,048)
Income tax expense (benefit)	1,391	(912)
Net income (loss)	$2,418	$(4,136)
Basic weighted-average shares outstanding	37,547	39,884
Diluted weighted-average shares outstanding	37,724	39,884

Basic net income (loss) per share	$0.06	$(0.10)
Diluted net income (loss) per share	$0.06	$(0.10)

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Cash flows from operating activities
Net income (loss)	$2,418	$(4,136)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,702	5,174
Provision for doubtful accounts	23	(381)
Loss on disposal of property, plant, and equipment	—	52
Stock-based compensation	842	1,404
Deferred income taxes	221	348
Gain on short-term investment	(13)	—
Changes in assets and liabilities:
Accounts receivable	3,580	5,514
Inventories	178	(3,391)
Prepaid expenses and other assets	(1,749)	(320)
Accounts payable	1,262	(2,905)
Income taxes	(12,066)	(2,523)
Accrued and other liabilities	(3,395)	394
Net cash used in operating activities	(3,997)	(770)
Cash flows from investing activities
Purchases of property, plant, and equipment	(5,594)	(7,530)
Purchase of short-term investment	(30,000)	—
Net cash used in investing activities	(35,594)	(7,530)
Cash flows from financing activities
Tax withholdings for equity compensation	(572)	(478)
Repurchase of common stock	(5,694)	(6,921)
Other financing activities, net	(16)	(24)
Net cash used in financing activities	(6,282)	(7,423)
Effect of exchange rate changes on cash and cash equivalents	5	10
Net decrease in cash and cash equivalents	(45,868)	(15,713)
Cash and cash equivalents, beginning of period	97,681	112,292
Cash and cash equivalents, end of period	$51,813	$96,579
Supplemental disclosure of cash flow information
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of April 30, 2016 and May 2, 2015	$426	$374
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$436	$116
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of April 30, 2016 and May 2, 2015	$3,173	$3,391
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$2,872	$2,172

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 2, 2015
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$51,694	$(3,434)	[1]	$55,128
Selling, general, and administrative expenses	57,612	2,483	[2]	55,129
Operating (loss) income	(4,971)	(5,917)		946
(Loss) income before income taxes	(5,048)	(5,917)		869
Income tax (benefit) expense	(912)	(1,698)	[3]	786
Net (loss) income	(4,136)	(4,219)		83
Diluted net (loss) income per share	$(0.10)	$(0.11)		$0.00

Direct segment operating income (loss)	$8,027	$(3,470)	[4]	$11,497
Indirect segment operating income (loss)	$9,904	$(1,146)	[5]	$11,050
Unallocated corporate expenses	$(22,902)	$(1,301)	[6]	$(21,601)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge